SCHEDULE 14C

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GRAYBAR ELECTRIC COMPANY, INC.

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(Name of Registrant As Specified in Its Charter)

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INFORMATION STATEMENT

April 29, 2024

GRAYBAR ELECTRIC COMPANY, INC.

34 North Meramec Avenue

Clayton, Missouri 63105

INFORMATION STATEMENT

This Information Statement is furnished to each holder of record of common stock of Graybar Electric Company, Inc. (the “Company”) and each owner of Voting Trust Interests representing beneficial ownership of such shares issued under the Voting Trust Agreement referred to below in connection with the Annual Meeting of Shareholders of the Company. That meeting is to be held at 9:30 A.M. on June 13, 2024 at the Commerce Bank Building, 8000 Forsyth Boulevard, Clayton, Missouri 63105.

The record holders of Common Stock outstanding at the close of business on April 15, 2024, will be entitled to attend and to vote at the meeting. On April 15, 2024, there were 32,437,697 outstanding shares of common stock. Each share is entitled to one vote.

On April 15, 2024, 26,886,775 of the issued and outstanding shares of common stock of the Company, constituting approximately 83% of the total outstanding shares, were held of record in the names of the Voting Trustees under the Voting Trust Agreement referred to below under “Beneficial Ownership of More Than 5% of the Outstanding Common Stock.” The Voting Trustees as a group possess the voting power associated with the shares held of record under the Voting Trust Agreement, and such voting power, which exceeds the requisite majority of shares outstanding, is sufficient to assure the taking of the following action, as more fully described herein:

·Election of the eight persons nominated by the Board of Directors for election as directors; and

·Approval of an amendment to the Company’s amended Restated Certificate of Incorporation to clarify the circumstances under which employees of certain subsidiaries, referred to as divested subsidiaries, will no longer be permitted to hold shares of Company common stock (or voting trust interests representing such shares).

The Voting Trustees have indicated as a group that they presently intend to vote the shares of common stock held by them FOR the persons nominated by the Board of Directors for election as directors and FOR the proposed amendments to the Company’s amended restated certificate of incorporation (the “Certificate of Incorporation”). In addition, the Voting Trustees are authorized to vote in their discretion with respect to such other matters as may properly come before the meeting. The Voting Trust Agreement terminates on March 1, 2027, unless sooner terminated by the vote of a majority of the Voting Trustees or the vote of the holders of Voting Trust Certificates representing at least seventy-five percent (75%) of the number of shares of common stock deposited thereunder.

This Information Statement will be sent or made available to holders of common stock and owners of Voting Trust Interests on or about April 29, 2024.

WE ARE NOT ASKING FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

BENEFICIAL OWNERSHIP OF MORE THAN 5% OF THE OUTSTANDING COMMON STOCK

The following table sets forth certain information as of April 15, 2024 with respect to the beneficial ownership of the only person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of common stock. Such beneficial ownership relates solely to shared voting power because the Voting Trustees do not have any power to dispose of or direct the disposition of the shares of Company common stock held under the Voting Trust Agreement. As a general matter, the Voting Trustees may vote shares or otherwise exercise their powers under the Voting Trust Agreement only with the approval or consent of a majority of the Voting Trustees. The Voting Trust Agreement terminates on March 1, 2027, unless sooner terminated by the vote of a majority of the Voting Trustees or the vote of the owners of Voting Trust Interests representing at least 75% of the number of shares of common stock deposited thereunder.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
K. M. Mazzarella, R. H. Harvey, W. P. Mansfield, and D. A. Bender, as Voting Trustees under a Voting Trust Agreement dated as of March 3, 2017
34 North Meramec Avenue Clayton, Missouri 63105	27,450,031	83.2%

BENEFICIAL OWNERSHIP OF MANAGEMENT

The following table sets forth information with respect to the ownership of common stock and Voting Trust Interests representing shares of common stock held in the Voting Trust as of April 15, 2024 by the persons nominated by the Board of Directors for election as directors, all of whom are presently directors of the Company, and by all executive officers and directors of the Company as a group. On April 15, 2024, no single director or executive officer beneficially owned more than 1% of the common stock or Voting Trust Interests, and all shares of common stock beneficially owned by directors and executive officers were held in the voting trust. The Voting Trustees, when acting in that capacity, as a group possess the shared voting power associated with approximately 83% of the outstanding shares of common stock but possess no power of disposition with respect to such shares.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)
D. A. Bender	39,148	K. M. Mazzarella	125,572
D. E. DeSousa	48,453	D. M. Meyer	16,550
M. W. Geekie	42,123	B. L. Propst	42,554
R. H. Harvey	22,869
W. P. Mansfield	42,630

		Executive officers and directors as a group (8 persons) (1.2%)	379,899

(1)Represents shares held by Voting Trustees for the benefit of the executive officer, with respect to which the executive officer has sole dispositive power, but not sole voting power.

None of the shares of common stock or Voting Trust Interests that are beneficially owned by directors or executive officers of the Company has been pledged as security on a bank loan or otherwise.

_________

Proposal 1: Nominees for Election as Directors

Eight directors are to be elected to serve until the next Annual Meeting of Shareholders and until their successors have been elected and qualified. There will be four vacancies on the Board, which will not be filled by the shareholders at the Annual Meeting. The persons nominated by the Board of Directors for election as directors, each of whom is currently a director, are listed below. All of the nominees have consented to being named in this Information Statement and to serve following their election. All of the nominees are presently employees of the Company. Accordingly, for purposes of serving on the Board or any committee, none of the directors who served during 2023 is deemed to be independent within the meaning of the listing standards of the New York Stock Exchange, which standards the Board has elected to use for purposes of determining independence. Certain additional information concerning the nominees is set forth below.

DIRECTORS

D. A. Bender, 58, joined the Company’s Board of Directors in 2014 and also serves as Chair of the Audit Committee of the Board and as a member of the Compensation Committee of the Company. He is a successor Voting Trustee under the Voting Trust. Mr. Bender is currently employed by the Company as its Regional Vice President, with responsibility for the Company's Minneapolis, St. Louis, Dallas, Seattle, Southwest and California districts. Prior to 2023, he served as Vice President, Business Performance, a role in which he was responsible for developing and implementing strategic programs to drive growth, profitability and customer service excellence across Graybar's North American organization. From November 2010 through 2020, he served as a District Vice President, where he was responsible for the operation and profitability of the Seattle and then the Atlanta District. He was employed by the Company in 1988. Mr. Bender received his Bachelor of Science in Business Administration from West Virginia University in 1987. He earned a certificate from the Company’s Rutgers University Supply Chain Management Program in 2006. He has participated in various board member symposia, including most recently the 2022 Advanced Management executive education program at the University of Chicago, Booth School of Business. Mr. Bender’s broad-based experience in sales working with customers and suppliers, coupled with his extensive industry knowledge and leadership experience, make him a valuable member of the Board.

D. E. DeSousa, 65, joined the Company’s Board of Directors in 2020 and also serves on the Executive and Audit Committees of the Board and on the Branch House Committee of the Company. Mr. DeSousa is currently employed by the Company as its Senior Vice President and General Manager. He is responsible for all of Graybar’s districts and certain subsidiaries. Prior to assuming this role in August 2020, Mr. DeSousa was Regional Vice President for the company’s western region for about three years. He was first employed by the Company in 1981 and has held many leadership positions in the Company. Mr. DeSousa received his Bachelor of Science degree in Business-Finance from California Polytechnic State University (San Luis Obispo). He attended the Mergers and Acquisitions executive education program at the University of Chicago, Booth School of Business. Mr. DeSousa’s broad-based experience in general management and sales, his experience with mergers and acquisitions, and his extensive industry knowledge and leadership experience, make him a valuable member of the Board.

M. W. Geekie, 62, joined the Company’s Board of Directors in 2008 and also serves on the Executive Committee of the Board, as well as on the Audit Committee of the Board as non-voting Secretary, and on the Compensation, Disclosure, Employees’ Benefit, Finance, IT and Contributions Committees of the Company. On January 5, 2012, he became Chairman of the Company’s Canadian subsidiary. Mr. Geekie is currently employed by the Company as Senior Vice President, Secretary and General Counsel and has served in that role since August 2008. In that capacity, he is responsible for corporate governance and the legal and risk management functions of the Company. He was employed by the Company in 2008. Mr. Geekie received his undergraduate and law degrees from St. Louis University and received a certificate in cybersecurity oversight from the National Association of Corporate Directors. Mr. Geekie has participated in various board member symposia, including the World50 NEXT Director Program, the National Association of Corporate Directors Technology Symposium and the Private Company Governance Summit. Mr. Geekie serves as a member on the board of directors of CK Power, a private company that is a leading manufacturer of power units and power generation solutions, as well as on the St. Louis/Chicago Advisory Board of FM Global, a global insurer of commercial real estate. His broad-based corporate governance, risk management and legal experience dealing in corporate, commercial, securities, mergers and acquisitions, ethics, product liability, international and import/export matters, coupled with his leadership, management and cyber-security experience, enable him to provide a unique perspective regarding the Company’s operations.

R. H. Harvey, 62, was elected to the Company’s Board of Directors in September 2018 and also serves on the Audit Committee of the Board and on the Employees’ Benefit, Finance, IT and Branch House Committees of the Company. He is a successor Voting Trustee under the Voting Trust. Mr. Harvey is currently employed by the Company as a District Vice President and has held that position since February 2010. He is responsible for the operation and profitability of the New York District. He was employed by the Company in 1983. Mr. Harvey received his Bachelor of Science in Management and Business from National Louis University and a certificate from the Company’s Rutgers University Supply Chain Management Program in 2006. He also earned certificates attending Northwestern Kellogg School of Management, KMI Executive Education Program in 2008 and Harvard University’s Making Corporate Boards More Effective in 2019. He has participated in various board member symposia, including the 2020 KPMG Board Leadership Conference. Mr. Harvey's broad-based experience in sales, leadership, customer and supplier interactions, along with his extensive industry knowledge, make him a valuable member of the Board.

W. P. Mansfield, 61, was elected to the Company’s Board of Directors effective April 1, 2014. Mr. Mansfield serves on the Executive Committee of the Board. He also serves as Chair of the Branch House Committee, as well as on the Contributions, Employees’ Benefit, Compensation, Finance, and IT Committees of the Company. He is a successor trustee under the Voting Trust. Mr. Mansfield is currently employed by the Company as Senior Vice President – Strategy and Business Development, where he is responsible for leading the Company's business development and strategic efforts. He was employed by the Company in 1987. Mr. Mansfield received his Masters of Business Administration Degree from the University of Missouri – St. Louis and a Bachelor’s Degree in Mathematical Computer Science from St. Louis University. He earned a certificate from the Advanced Management Program at the University of Chicago, Booth School of Business. He has attended a number of board member symposia including most recently the Executive Program in Corporate Strategy at the University of Chicago, Booth School of Business. Mr. Mansfield’s broad management, sales and marketing experience with the Company and his knowledge of industry trends allow him to provide valuable insight to the Board.

K. M. Mazzarella, 64, is Chairman, President and Chief Executive Officer of the Company. She joined the Company’s Board of Directors in 2004 and also serves as Chair of the Executive Committee of the Board and as Chair of the Employees’ Benefit, Finance and IT Committees of the Company. She is a successor Voting Trustee under the Voting Trust. She was employed by the Company in 1980. Ms. Mazzarella serves as Chair of the Board of Directors of Waste Management, Inc., a New York Stock Exchange-listed company, and is a member of its Audit, Nominating and Governance and Management Development and Compensation Committees. Ms. Mazzarella also serves on the Board of Directors of Cigna Group (formerly known as Cigna Corporation), a company listed on the New York Stock Exchange, as Chair of its People Resources Committee and as a member of its Executive and Finance Committees. Ms. Mazzarella also serves on the Board of Directors of Core & Main, a New York Stock Exchange-listed company, as Chair of its Nominating and Corporate Governance Committee and as a member of its Audit Committee. She also serves as a member of the Board of Directors of the National Association of Wholesalers. She received her Bachelor of Science degree from National Louis University and her Masters of Business Administration from Webster University. Ms. Mazzarella’s broad management, sales, marketing and human resources experience with the Company, coupled with her extensive educational background, leadership skills, and strategic vision, enable her to help the Board focus on strategic issues affecting the Company.

D. M. Meyer, 53, joined the Company’s Board of Directors on April 1, 2022 and serves on the Executive Committee of the Board and on the Compensation, Disclosure, Employees’ Benefit, Finance, IT and Branch House Committees of the Company.  He is Senior Vice President and Chief Financial Officer of the Company.  He served as Vice President- North American Subsidiaries from January 2022 through March 2022, after joining Graybar in 2015 as Vice President and Chief Information Officer. He received his Bachelor's Degree in Business Administration from University of Missouri - St. Louis  and his Executive MBA from Washington University's Olin Business School.  Mr. Meyer’s  extensive background in technology, his business acumen, and his strategic perspective allow him to provide valuable insight to the Board.

B. L. Propst, 54, joined the Company’s Board of Directors in 2009 and also serves on the Executive Committee of the Board and on the Employees’ Benefit, Finance, and IT Committees of the Company. Ms. Propst currently serves as Chair of the Compensation and Contributions Committees. Ms. Propst previously served on the Audit Committee of the Board and the Branch House Committee of the Company. Ms. Propst joined the Company in 2002 and has served as the Company’s Senior Vice President-Human Resources since June 2009. She is responsible for developing and executing the human resources strategy in support of the Company’s overall business plan. Ms. Propst received her undergraduate degree from Albion College and her law degree from the University of Illinois College of Law. She earned her Executive Scholar Certificate from the Kellogg School of Management at Northwestern University, which included completion of the Women’s Director Development Program. Ms. Propst serves as a member on the advisory board of Waldom Electronics, a private master distributor of electronic and electrical components and Metal Exchange Corporation, a private family of companies focused on aluminum and nonferrous materials. Ms. Propst’s background and education in legal and employment matters provides her with a framework to offer creative solutions to the talent challenges facing the Company.

Proposal 2: Approval of Amendment to our Certificate of Incorporation to clarify to clarify the circumstances under which employees of certain subsidiaries, referred to as divested subsidiaries, will no longer be permitted to hold shares of Company common stock (or voting trust interests representing such shares).

The amended Restated Certificate of Incorporation contains the restrictions on share ownership that apply to Graybar employees and employees of specified subsidiaries. The purpose of the proposal is to clarify the circumstances under which employees of a subsidiary no longer will be permitted to hold shares of Company common stock (or voting trust interests representing such shares), including in the case of a divestiture of their employer. Under the proposed amendments, if Graybar divests more than fifty percent of the voting power of a subsidiary, then the employees of that company would no longer qualify as employees of Graybar or its subsidiaries and would no longer be able to continue to hold or subscribe for Graybar common stock (or voting trust interests representing such shares of common stock). All such affected employees would be subject to the same Company option to purchase their shares as terminated employees.

The proposal is to amend Section B of Article FOURTH by adding a new paragraph (d) and redesignating the succeeding paragraphs, as follows:

(d) As to any shares of Common Stock issued after June 13, 2024, in the event such shares are held by an employee of a subsidiary corporation that subsequently becomes a Divested Subsidiary (as hereinafter defined), the corporation is hereby given an option to purchase all the Common Stock held by such stockholder at the price provided in paragraph (a) of this Section B good from the effective time that such subsidiary corporation becomes a Divested Subsidiary until the expiration of thirty (30) days after he has made an offer to the corporation to sell said stock at said price and a tender of the certificates therefor duly endorsed in proper form for transfer. As used in this Certificate, a "Divested Subsidiary" shall mean any subsidiary corporation as to which any of the following events have occurred:

(i) a change in the ownership of the subsidiary corporation in which any any individual, corporation, partnership, trust, limited liability company, association or other entity, or one or more of the foregoing, other than the corporation, another subsidiary corporation or any voting trust of the corporation (each a “Person” and collectively, “Persons”), acquires ownership of the stock of such subsidiary corporation that, together with any other subsidiary corporation stock held by such Person constitutes more than fifty percent (50%) of the total voting power of the stock of such subsidiary corporation; or

(ii)a change in the ownership of a substantial portion of the subsidiary corporation’s assets which occurs on the date that any Person or Persons acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from such subsidiary corporation that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of such subsidiary corporation (and its majority owned subsidiaries) immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (ii), the following will not constitute a change in the ownership of a substantial portion of subsidiary corporation’s assets: (1) a transfer to an entity that is controlled by the corporation’s stockholders immediately after the transfer, or (2) a transfer of assets by the subsidiary corporation to an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the corporation or the subsidiary corporation. For purposes of this subsection (ii), gross fair market value means the value of the assets of the subsidiary corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets; or

The remainder of Section B of Article FOURTH will remain unmodified and in full force and effect.

The affirmative vote of the holders of at least a majority of the issued and outstanding shares of common stock is required to approve the amendment. The Voting Trustees have indicated that they presently intend to vote the share of common stock held by them in favor of, and thereby approve, the amendment.

INFORMATION ABOUT THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE MATTERS

Our business is managed with the direction of our Board of Directors. The Board generally conducts its business through meetings of the Board and its committees. The Board met or acted five times in 2023. No incumbent directors attended fewer than 75% of the aggregate of the total number of meetings of the Board and all Board committees of which they were members. A meeting of the Board is typically scheduled in conjunction with the annual meeting of shareholders, and, although the Board does not have a formal policy with regard to director attendance at the annual meeting, it is expected that all directors will attend the Annual Meeting absent a schedule conflict or other valid reason. All of the directors attended the 2023 Annual Meeting.

Our Code of Business Conduct and Ethics requires any Vice President or other officer who is not a member of the Board to obtain the approval of the President prior to engaging in any conduct that might result in or be perceived to result in a conflict between the personal interest of the Vice President or other officer and our best interest. The President and any member of the Board must obtain the approval of a majority of the disinterested directors before engaging in any such conduct. Our Code of Business Conduct and Ethics is in writing, and a current copy is available at https://www.graybar.com/legal under the heading “Code of Ethics”. To our knowledge, no transactions in 2023 were required to be reviewed, approved or ratified in accordance with these policies and procedures where such procedures were not followed.

Board Committees

The Board of Directors has designated an Executive Committee consisting of Mses. Mazzarella and Propst and Messrs. DeSousa, Geekie, Mansfield, Maxwell and Meyer. Except as otherwise provided by law and the Company’s amended Restated Certificate of Incorporation, the Executive Committee has all the authority of the Board of Directors and all of its committees. The Executive Committee met or acted 39 times in 2023.

The Company has an Audit Committee, which met or acted nine times in 2023. Messrs. Bender, DeSousa, Harvey, Maxwell, and Geekie (non-voting) are the current members of the Audit Committee. The Audit Committee is governed by a written charter approved by the Board of Directors, and a current copy is available at https://www.graybar.com/legal under the heading “Audit Committee Charter”. The Audit Committee and the Board of Directors review and assess the adequacy of the charter at least annually, and it was last revised in December 2016. None of the members of the Audit Committee is independent because none of the directors is independent. See “Proposal 1 - Nominees for Election as Directors.” Although the Board of Directors considers each of the Audit Committee members as “financially literate” within the meaning of the New York Stock Exchange listing standards, none of the members of the Audit Committee is an audit committee financial expert as that term is defined in the rules promulgated by the Securities and Exchange Commission (SEC). See “Audit Committee Report.” The Company has chosen not to appoint an outside financial expert to the Audit Committee because it would be inconsistent with our employee- and retiree-ownership structure to appoint non-employees to the Board of Directors or its committees.

The Board of Directors has also appointed an advisory Compensation Committee, which met or acted four times in 2023. Ms. Propst and Messrs. Bender, Geekie, Mansfield and Meyer currently serve on the Compensation Committee, which has responsibility for recommending, implementing, and continually monitoring adherence to the Company’s compensation philosophy, objectives, policies and practices, including reviewing the Company’s policies and making recommendations to the Chairman, President and CEO with respect to the Company’s salary administration policy matters and changes to the Company’s compensation philosophy and incentive plans. The Compensation Committee also recommends salary and incentive adjustments to the Board of Directors for the Chairman, President and CEO, after considering data received from the outside compensation consultant, Pearl Meyer, and other factors as described under “Compensation Discussion and Analysis - Executive Compensation Process.” In 2023, Pearl Meyer was engaged by the Human Resources Department to perform an executive compensation analysis for the named executive officers that included job matching and benchmarking of total compensation against the consultant’s database for all industries and the peer companies described below. See “Compensation Discussion and Analysis – Executive Compensation Process.” The Compensation Committee is governed by a written charter, a current copy of which is available at https://www.graybar.com/legal under the heading “Compensation Committee Charter”. See “Compensation Committee Report.”

The Company has no nominating committee. The Board of Directors has determined that it is appropriate for the entire Board to participate in the nomination, consideration and selection of director nominees who, for the most part, historically have been long-time employees of the Company or one of its subsidiaries, with a broad range of management experience within the Company.

When identifying a nominee to fill a vacancy or new position on the Board, the directors consider a number of factors, including the recommendation of our Chairman, President and CEO, the education, background and reputation of the candidate in terms of character, personal and professional integrity, his or her business experience, including positions held as an employee of the Company or one of its subsidiaries, and how the person would complement the other directors in terms of expertise and experience. The Board uses a competency-based leadership model to assess its candidates for membership, as well as an evaluation of executive and Board member performance to select candidates. This leadership model is reviewed, discussed, and affirmed annually by the Board of Directors. The Board member selection process described above, along with the practice of including members from many functional areas of the Company, results in a Board of Directors whose members have exhibited exemplary leadership abilities, who possess varied professional experience and complementary skills, and who offer differing viewpoints.

The Board of Directors does not have a policy with regard to consideration of potential candidates recommended for consideration by holders of common stock and owners of Voting Trust Interests. The Board of Directors believes that the procedure used traditionally, which generally has been for the Board to select employees who have been promoted throughout their careers until they reach a relatively senior management position either in the field or at corporate headquarters and who exhibit the leadership competencies as identified by the Board of Directors, together with the process outlined above, has served the Company and its employee- and retiree-shareholders well.

Board’s Leadership Structure and Role in Risk Oversight

Since 2001 (excluding the 2012 transitional year), the positions of Chief Executive Officer and Chairman of the Board have been combined. Aside from the temporary transition period that existed during the second half of 2012, the Board has not historically seen an incremental benefit in separating the positions and believed that the combined structure better suited the leadership needs of the Company, especially taking into account the success the Company has experienced under its historic structure. Further, since the Board has no independent members under the listing standards of the New York Stock Exchange, the Board is unable to consider choosing a lead independent director.

The Board of Directors’ oversight of risk management employs the Board and the Company’s committee structure, including the Audit Committee, Disclosure Committee, Risk Committee and Finance Committee, as well as the full Board of Directors. In 2009, the Board charged a working group with periodically assessing and quantifying key risk exposures and opportunities, and their expected impacts on Graybar’s value, financial performance and sustainability, as well as establishing a more formalized risk management framework.

As a result of this group’s recommendation, the Company has established a Risk Committee, to which the working group reports. The mission of the Risk Committee is to oversee a sustainable dynamic process that enables enterprise-wide cross-functional analysis and assessment of risks that may threaten the Company, or provide opportunities to leverage resources to create growth opportunities. Under its charter, the committee is to be comprised of at least three members of the Board, selected by the President. The committee working group is comprised of representatives from the following functional areas of the Company: treasury, human resources, legal, supply chain management, sales, and marketing. Currently, the Senior Vice President, Secretary and General Counsel, a member of the Risk Committee, apprises the Board quarterly of the working group and this Committee’s activities.

The Audit Committee of the Board meets throughout the year to review the Company’s periodic SEC filings and other financial information. In addition, the Audit Committee provides assistance to the Board of Directors in fulfilling the Board’s oversight responsibility to the shareholders and others relating to the integrity of the Company’s financial statements, the effectiveness of the Company’s disclosure controls and procedures, internal control over financial reporting, the performance of the internal audit function, the performance of the annual independent audit of the Company’s financial statements, the qualifications and independence of the independent accountants, the Company’s compliance with legal and regulatory requirements, the Company's cybersecurity and cyberstrategy, and the legal compliance and ethics programs as established by management and the Board.

The Company also has a Finance Committee that reviews the past, present, and anticipated financial needs of the Company and the financial arrangements of the Company. The Finance Committee reviews and appraises the performance of the investment managers of the Company’s Pension Plan and Profit Sharing and Savings Plan. The Finance Committee also reviews the property and casualty insurance program maintained by the Company, the capital expenditures activity of the Company and the federal, state, and local tax activity as reported and makes recommendations to the Board with regard to any changes deemed necessary or advantageous to the Company.

The Company established a Disclosure Committee in 2009 and adopted a charter that was most recently amended in March 2020. The Disclosure Committee, which is a subcommittee of the Finance Committee of the Company, is comprised of senior management personnel or their designees from the following functional areas of the Company: treasury, accounting, human resources, information technology, legal, supply chain management, sales, and marketing. The Committee assists in ensuring that disclosures made by the Company to its shareholders are materially accurate, complete and not misleading, and fairly present the Company’s business, financial condition and results of operations.

At each regularly scheduled board meeting, the Board receives a report from the Senior Vice President, Secretary and General Counsel regarding risk issues facing the Company as well as risk mitigation activities. In addition, the Board receives and reviews business reports prepared by the Company’s corporate staff on a quarterly basis. Each corporate department presents an overview to the Board of the future challenges they expect the Company to face. The Board reviews these reports and takes action that it deems appropriate, in light of the circumstances.

AUDIT COMMITTEE REPORT

We constitute the Audit Committee of the Board of Directors of the Company. We oversee the Company’s financial reporting process on behalf of the Board of Directors. Other members of management have the primary responsibility for the financial statements and the reporting process, including the systems of internal control over financial reporting. In fulfilling our oversight responsibilities, we reviewed the audited financial statements with these members of management, including a discussion of the quality, not just the acceptability, of the accounting principles used, the reasonableness of the significant judgments made and the clarity of the disclosures contained in the financial statements.

We reviewed with the independent auditors, Ernst & Young LLP, who are responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

We received the written disclosures and the letter from Ernst & Young LLP, the independent accountants, required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the audit committee regarding independence, and have discussed such independence with them.

We discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. We met with the internal and independent auditors to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, we recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 for filing with the SEC. The Board approved such inclusion.

Submitted by:

D. A. Bender, Chair

D. E. DeSousa

M. W. Geekie (non-voting)

R. H. Harvey

D. G .Maxwell

Members of the Audit Committee

COMPENSATION DISCUSSION AND ANALYSIS

Named Executive Officers

The names and titles of our “named executive officers” for SEC compensation reporting purposes for the fiscal year ended December 31, 2023 are:

Name	Title
K. M. Mazzarella	Chairman, President and Chief Executive Officer
D. M. Meyer	Senior Vice President and Chief Financial Officer(
D. E. DeSousa	Senior Vice President and General Manager
M. W. Geekie	Senior Vice President, Secretary and General Counsel
D. G. Maxwell	Senior Vice President – Sales

Compensation Philosophy and Principles

Since June 2011, our compensation philosophy has been to support short- and long-term business focus, to be flexible to accommodate changes in business direction, and to create a performance-based culture. Programs under this philosophy should create and reinforce a strong line of sight by rewarding results, aligning risks and rewards, and attracting and retaining valuable employees with a market-competitive rewards framework, consistent with Graybar’s values. We consider total compensation to include both pay and benefit elements. The principles that underlie our compensation elements for employees also apply to the compensation of the named executive officers.

We do not grant stock options or use other equity-based compensation tools because we feel that equity- based compensation is inconsistent with the current and historic philosophy behind our employee- and retiree- ownership structure, the maintenance of which is a core value of our Company. All shares of stock owned by the named executive officers, as is the case with all other employees, have been purchased by them under employee common stock purchase plans or have been received as a stock dividend on shares so purchased.

We use the following principles in evaluating and determining compensation for the named executive officers:

•Total compensation is a combination of base salary, annual cash incentive, time- and performance-based long-term incentive, retirement and health and welfare benefits designed to attract, motivate and retain a highly qualified executive team in a manner consistent with our being an employee- and retiree-owned company.

•A significant portion of executive annual compensation should be at risk by being tied to our business performance and each individual’s contribution to that performance. In 2023, between 40% and 66% of total annual compensation for our named executive officers was based on Company performance.

Executive Compensation Elements

Applying this philosophy and these principles, we have established a total compensation program for the named executive officers that, with the exception of the long-term incentive program that was adopted in 2021, includes substantially the same elements that are used for all our management employees. The process for arriving at these elements is described below.

The primary compensation elements for our named executive officers are as follows:

Base Salary. Base salary is the fixed pay element that compensates the named executive officers for services rendered during the fiscal year. Salary makes up, on average, approximately 41% of a named executive officer’s annual cash compensation, excluding amounts payable under outstanding time- and performance-based long-term incentive plan (LTIP) awards. In 2023, our Board approved a merit-based salary increase for the Chairman, President and CEO based on the recommendation of the Compensation Committee. As President and CEO, Ms. Mazzarella determined salary increases for the other named executive officers. Market data are one consideration that the President and CEO takes into account in annually establishing salary increases. Other factors evaluated are individual responsibilities, achievement of performance and development objectives and contribution to Company-wide profitability and performance, and current salary and past increases among Senior Vice Presidents.

Time-Based Bonus. Awards under the Graybar Long-Term Incentive Plan are made by the Board of Directors based on the recommendation of the President and CEO (advised by Pearl Meyer, the compensation committee’s independent consultant) at their March meeting and include a time-based component, which is reported under the “Bonus” column in the Summary Compensation Table. Market data are one consideration that the President and CEO takes into account in recommending time-based bonus amounts. Other factors evaluated include individual responsibilities, achievement of performance and development objectives and contribution to Company-wide profitability and performance. The time-based bonus will be paid annually if a participant remains actively employed without demotion (as defined in the LTIP) with Graybar or its affiliates during an applicable calendar year.

Performance-Based Non-Equity Incentive Compensation.

Annual Performance-Based Compensation. Our Management Incentive Plan (MIP) is a performance-based annual cash incentive award that is designed to motivate eligible management employees to achieve specific pre-defined annual financial goals for net profit, gross margin and sales set for their respective business units, to reward the achievement of such goals and to foster annual retention. We vary the emphasis on each financial goal in the MIP in order to promote our current strategies, which we believe assists us to appropriately balance our results of operations. Those goals are based on aggregate performance for the named executive officers and other MIP participants whose responsibilities are at the corporate level because their goals and actions impact the business and results of operations throughout the Company.

The same MIP formula described below is used for the named executive officers as for other management employees who participate in the MIP, except for structural differences related to the applicable business unit (corporate, district or branch) and the potential for branch management employees to receive up to 25 additional points. MIP has been an integral part of our management compensation program for more than 50 years and is structured in a way that supports our philosophy that employees should share the rewards when the Company’s business units approach, meet or exceed their annual financial goals and should share in the challenges by having more compensation at risk when these goals are not attained.

Awards payable under the MIP vary based on level of responsibility. The most senior executive officers have the highest level of responsibility and, therefore, the guideline percentages for senior executive officers reflect the higher end of the range stated in the second bullet below. The rationale for making their total compensation contingent upon the achievement of the annual aggregate financial goals is that, through decision- and policy-making, these individuals have the most impact on the overall profitability of the Company. In 2023:

•Annual incentive award payments under MIP are based on actual performance against budget for sales, gross margin and net profit. In January of each year, the Board of Directors approves budgets consistent with Company growth and other strategic objectives as determined during the strategic planning meetings of the Board of Directors held during the previous year. Parameters used to set the growth objectives include the growth that we believe that we can finance internally, the expected growth in the markets we serve and an increase in market share goal.

•Named executive officers have a guideline percentage ranging from 85% to, in the case of our President and CEO, 120% of base salary. As discussed in the note below the following table, to receive any incentive award under MIP, performance against net profit, gross margin and sales budgets must be at least 75%, which yields 25 points for the net profit component, five points for the gross margin component and one point for the sales component. Results at or above 75% of the budgeted amounts for each component are assigned points according to an index provided to all participants in advance of each MIP year. The maximum amount payable under MIP is 150% (150 points) of the applicable guideline percentage, adjustable at the President’s discretion, as summarized below.

Incentive awards payable to all corporate MIP participants, including the named executive officers, are calculated based on their guideline incentive (eligible base salary multiplied by the applicable guideline percentage), which ranges from 20% to 120% based on salary grade, multiplied by the corporate performance index. The corporate performance index is calculated based on the consolidated financial performance of the Company as determined from time to time in accordance with guidelines adopted by the Board of Directors.

The following table sets forth the base components of the 2023 MIP performance index for the named executive officers:

	Net Profit Points	Gross Margin Points	Sales Points
Corporate (Location of named executive officers)	Up to 70	Up to 50	Up to 30
Net Profit = Actual results vs. budgeted net profit before taxes, MIP, and profit sharing. Gross Margin = Actual results vs. budgeted gross margin dollars. Sales = Actual results vs. budgeted sales.

NOTE: For the combined Net Profit, Gross Margin and Sales components, up to 31 points could be earned for achieving 75% of the budgets, up to 100 points could be earned for achieving 100% of the budgets and up to 150 points could be earned for achieving 105% of all budgets. The Plan provides that limited discretionary payments may be awarded or removed by the President to individual participants or groups of participants, upon recommendation of any officer to the President, and as reported to the Board of Directors.

In 2023, aggregate performance against budget for the various MIP components resulted in 70 points being awarded for net profit, 50 points for gross margin and 26 points for sales. The sum of the points awarded under the Plan for corporate MIP participants, including the named executive officers, for 2023 was 146.

As an example, for a named executive officer with a guideline percentage of 85%, a performance index of 146 would earn a 2023 MIP payment paid in 2024 of 146% of 85%, or 124% of the named executive officer’s base salary. In this example, approximately 59% of this hypothetical officer’s aggregate annual compensation, excluding amounts payable under outstanding time- and performance-based LTIP awards, would be based on Company performance.

Awards under the MIP are designed to comply with Section 409A of the Internal Revenue Code of 1986, as amended (IRC).

Long-Term Incentive Compensation. The LTIP provides for cash-based bonus awards to those management or highly-compensated employees selected by our Board of Directors to participate in the LTIP. The purpose of the LTIP is to attract, retain and reward key employees of Graybar and our affiliates and to promote long-term growth and value creation. Awards granted in 2023 establish a three-year performance period ending on December 31, 2025 using Company net sales and EBITDA growth targets (each, as defined in the applicable award). Awards granted in 2022 establish a three-year performance period ending on December 31, 2024 using Company net sales and EBITDA growth targets (each, as defined in the applicable award). Awards granted in 2021 establish a three-year performance period ending on December 31, 2023 using Company net sales and EBITDA growth targets (each, as defined in the applicable award).

Bonuses under the LTIP will be paid in cash in accordance with the terms of the award, which required the participants to enter into customary restrictive covenants as a condition for eligibility. Awards are comprised of two weighted components: time-based targets and performance-based targets. The performance-based targets provide for the potential for bonus compensation based on the achievement of certain corporate performance metrics during the performance period specified under each award. Payments of performance-based awards will be earned following the completion of the performance period if and to the extent that corporate financial performance meets or exceeds the threshold for payment. A participant’s failure to comply with the restrictive covenants during a performance period will result in forfeiture of any performance-based payment.

Awards under the LTIP are designed to comply with Section 409A of the IRC.

Deferral of Base Salary and MIP Compensation. Named executive officers are not eligible to participate to the same extent in the tax-deferred savings opportunities afforded all other employees under the Company’s qualified profit sharing and savings plan due to income limitations imposed by the IRC. To accommodate this difference, the named executive officers are offered a savings replacement opportunity that allows them to voluntarily elect to defer a portion of their base salary and/or annual incentive award (MIP) compensation to a nonqualified plan, subject to compliance with Section 409A of the IRC. The maximum allowable deferrable percentages are 50% for base salary and up to 100% of incentive award compensation. If a named executive officer elects to defer compensation, a portion of any profit sharing contribution will also be deferred as described under “Retirement Plans.” See “Executive Compensation – Nonqualified Deferred Compensation.”

Health and Welfare Benefits. Health and welfare benefits are designed to provide competitive, basic group health, life and disability insurance for all eligible employees, including the named executive officers. The Compensation Committee and management periodically review the competitiveness of these benefits against the benefits offered by the broader general industry, as identified by national consulting firms.

Perquisites and other Personal Benefits. We reimburse the named executive officers and other management employees for social and country club memberships when used primarily to conduct business activities. Named executive officers and other executives may also receive spousal travel benefits when our interests warrant spousal attendance at specific meetings or functions related to their duties. Named executive officers and their guest may also participate in individual performance recognition events for employees. Named executive officers and other management employees are offered financial planning services, individual disability insurance due to benefit limits under the group disability insurance policy and may participate in an executive physical examination program. Perquisites are recorded at aggregate incremental cost to Graybar. As a general matter, we pay these executives additional related tax “gross-up” amounts. See “Executive Compensation – All Other Compensation.”

Retirement Plans. Consistent with our Company values, we encourage our employees to keep a long-term perspective by maintaining three retirement-based programs, which are intended to recruit and retain talent by helping provide an opportunity for financial security into retirement and by rewarding and motivating tenure. All of our plans vest after three years of Company Service (as defined in the plans) or immediately upon death. The profit sharing and savings plan also serves to encourage annual financial results because Company contributions are funded by a portion of the profits, if any, generated in a given plan year.

•Profit Sharing and Savings Plan. The Company’s tax-qualified profit sharing and savings plan permits Company contributions, based on the performance of the Company, to be allocated on the same basis to all eligible employees, including the named executive officers. This type of plan, which permits the sharing of profits based on the performance of the Company, is consistent with our employee- and retiree-ownership structure. See “Executive Compensation – All Other Compensation.” To the extent that an employee’s or a named executive officer’s annual allocated profit sharing contribution amount under the plan exceeds the limitations imposed by Sections 401(a)(17) and 415 of the IRC, such excess benefits may be paid in cash or deferred for later payment under the Company’s nonqualified plan, depending upon the election to defer compensation, made by each eligible employee, including the named executive officers, in the year prior to the plan year. See “Executive Compensation – Nonqualified Deferred Compensation.”

•Pension Plan. We also provide a tax-qualified defined benefit pension plan to all eligible employees who were hired or last rehired before July 1, 2015 (or who were covered by specified collective bargaining agreements), including the named executive officers, which is consistent with the philosophy of the Company to foster long- term employment. Pension benefits may be paid from the Company’s nonqualified plan for any employees, including the named executive officers, to the extent their pension plan benefit exceeds the limitations imposed by Sections 401(a)(17) and 415 of the IRC. See “Executive Compensation – Pension Benefits.”

•401(k) Company Match. For eligible employees who were hired or last rehired on or after July 1, 2015, we offer to match up to 50% of the first 6% of an employee’s voluntary contributions per pay period to her or his pre-tax 401(k) account and/or post-tax Roth account, which was a plan addition in 2017. Company matching contributions are forfeited if an employee terminates before completing three years of service. Company matching contributions may be paid from the Company’s nonqualified, unfunded plan for eligible executives of the Company to the extent they participate in the nonqualified deferred compensation plan and their Company matching contribution is impacted by the limitations of Sections 401(a)(17), 402(g) and 415 of the IRC.

Executive Compensation Process

In 2023, the Company engaged Pearl Meyer as an outside compensation consultant to work with the Compensation Committee (all of whose members are members of management of the Company) to provide direct compensation (salary, annual bonus and long-term incentives) market data against which the President and CEO’s compensation is generally reviewed. Based in part on its review of these market data, the Committee made a recommendation to the Board regarding the salary for Ms. Mazzarella. The President and CEO’s performance, as well as the Company’s performance, were also considered in the Committee’s recommendation. The Board (with the President and CEO abstaining) had the final decision-making authority to set the appropriate level for the President in 2023.

On a periodic basis, including for 2023, the outside consultant also provides market data for other executives, including some of the other named executive officers, to the President. These market data are one consideration that the President takes into account in annually establishing the compensation levels of senior management personnel, including the other named executive officers. Other factors evaluated are individual responsibilities, achievement of performance and development objectives and contribution to Company-wide profitability and performance and current salary and past increases among Senior Vice Presidents. Pay levels are established after reviewing the elements of compensation independently and in the context of total compensation for each individual.

The primary competitive market is a peer group of publicly traded companies of similar size and sales in the wholesale distribution industry. Other sources used by the consultant are broader published survey sources for companies that operate in the retail trade and wholesale distribution industry or that are electric and/or commdata goods wholesalers.

The peer group, which is periodically reviewed and updated by the Compensation Committee, for 2023 was unchanged from 2022 and consisted of:

Advance Auto Parts, Inc.	MRC Global Inc.
Beacon Roofing Supply, Inc.	Univar Solutions, Inc.
Fastenal Corporation	Veritiv Corporation
Grainger (W. W.), Inc.	Watsco, Inc.
Henry Schein, Inc.	WESCO International, Inc.
LKQ Corporation

Each company was analyzed based on income, market capitalization, enterprise value and operational footprint.

Employment Agreements, Severance and Change-In-Control Benefits

We do not have employment agreements or executive severance benefits for any of the named executive officers because we feel that these types of benefits are inconsistent with the equitable philosophy behind our employee- and retiree-ownership structure. Named executive officers are eligible for the same severance programs provided to all employees of the Company. However, awards under the LTIP and a named executive officer’s participation in our amended and restated supplemental benefit plan would result in extra benefits in the event of a change-in-control. See “Executive Compensation – Potential Post- Employment Payments.”

COMPENSATION COMMITTEE REPORT

We constitute the Compensation Committee of the Board of Directors of the Company.

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management and, based on such review and discussion, have recommended to the Board of Directors inclusion of the Compensation Discussion and Analysis in this Information Statement and, through incorporation by reference from this Information Statement, in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.

Submitted by:

B. L. Propst, Chair

D. A. Bender

M. W. Geekie

W. P. Mansfield

D. M. Meyer

Members of the Compensation Committee

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below sets forth information regarding all elements of the compensation paid or earned by each of the named executive officers for the fiscal year ended December 31, 2023.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (5)	Total ($)

K. M. Mazzarella Chairman, President & Chief Executive Officer	2023	$1,371,491	$1,333,333	$6,402,853	$1,549,896	$608,734	$11,266,308
	2022	$1,260,849	$888,889	$2,299,789	$—	$766,629	$5,216,156
	2021	$1,152,453	$444,444	$1,952,255	$747,566	$491,896	$4,788,614

D. M. Meyer Senior Vice President & Chief Financial Officer (6)	2023	$376,553	$161,111	$467,302	$77,317	$175,350	$1,257,634
	2022	$289,591	$80,556	$367,057	—	$98,211	$835,415

D. E. DeSousa Senior Vice President & General Manager	2023	$483,646	$241,667	$1,325,204	__	$123,659	$2,174,175
	2022	$425,706	$161,111	$560,868	—	$149,044	$1,296,729
	2021	$383,388	$80,556	$505,114	—	$108,312	$1,077,370

M. W. Geekie Senior Vice President, Secretary & General Counsel	2023	$471,454	$311,667	$1,520,073	$206,984	$131,627	$2,641,805
	2022	$444,953	$207,778	$586,226	$20,051	$178,225	$1,437,233
	2021	$411,884	$103,889	$542,658	$111,569	$200,904	$1,370,904

D. G. Maxwell Senior Vice President – Sales	2023	$419,391	$241,667	$1,245,464	$337,863	$197,463	$2,441,849

(1)Amounts earned in the year indicated, including amounts deferred by certain named executive officers pursuant to deferred compensation agreements with the Company.

(2)Payments made in 2024 for the fiscal years 2023, 2022 and 2021 under time-based LTIP award, which vest in equal annual increments over the three-year performance period, provided the named executive officer remains employed at the end of each calendar year. At December 31, 2023, remaining amounts subject to forfeiture under outstanding awards were $1,333,332 for Ms. Mazzarella, and $241,668, $241,668, $311,667 and $241,668 for Messrs. Meyer (relating only to 2022 and 2023 time-based LTIP awards), DeSousa, Geekie and Maxwell, respectively.

(3)Payments made in 2024, 2023 and 2022 for the fiscal years 2023, 2022 and 2021, respectively, under MIP. Includes amounts deferred by certain named executive officers pursuant to deferred compensation agreements with the Company. Also includes payment made in 2024 for fiscal year 2021-2023 performance-based LTIP award.

(4)Amounts relate to annual changes in pension values for the year indicated. Mr. DeSousa is not eligible to participate in the Company’s defined benefit pension plan because he was last rehired after July 1, 2015. See “Pension Benefits Table.”

(5)Amounts include annual amounts contributed by the Company to the qualified and non-qualified profit sharing and savings plans, directors’ fees paid in cash, and perquisites and other personal benefits and other miscellaneous items. See “Executive Compensation - All Other Compensation.”

(6)  Mr. Meyer transitioned to Senior Vice President and Chief Financial Officer effective June 1, 2022.

Grants of Plan-Based Awards

This table sets forth additional information regarding the range of the respective possible annual and long-term incentive-based payouts for awards granted in 2023. The actual payment for the annual incentive compensation under the MIP is shown in the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation.” As described in Footnote 3 to this Grants of Plan-Based Awards table, the timing of any payment for the long-term incentive award listed below would be after the three-year performance period.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards
Name	Grant Date	Threshold ($) (1)(2)(3)	Target ($) (1)(2)(3)	Maximum ($) (1)(2)(3)
K. M. Mazzarella	1/1/23	510,195	1,645,790	2,468,684
	3/8/23	1,133,334	2,666,667	4,000,001
D. M. Meyer	1/1/23	99,222	320,070	480,105
	3/8/23	241,667	483,333	725,000
D. E. DeSousa	1/1/23	127,441	411,099	616,648
	3/8/23	241,667	483,333	725,000
M. W. Geekie	1/1/23	124,228	400,736	601,103
	3/8/23	311,667	623,333	935,000
D. G. Maxwell	1/1/23	110,510	356,483	534,724
	3/8/23	241,667	483,333	725,000

(1)For MIP awards (dated January 1, 2023): “Threshold” represents the amount payable if actual results were 75% of each of the net profit, gross margin budgets and sales budgets. “Target” represents the amount payable if actual results were 100% of those budgets. “Maximum” represents the amount payable if actual results were 105% of the net profit and gross margin budgets and 105% of the sales budget. No MIP payment would have been due if the Threshold had not been reached. See “Compensation, Discussion and Analysis - Performance-Based Non-Equity Incentive Compensation - Annual Performance-Based Compensation”.

(2)For performance-based LTIP awards (granted March 8, 2023): “Threshold” represents the amount payable based on applicable participation percentage if actual results were the minimum target for each of the net sales and EBITDA growth targets set forth in the applicable LTIP award. “Target” represents the amount payable based on applicable participation percentage if actual results were the median of these targets. “Maximum” represents the amount payable based on applicable participation percentage if actual results were the maximum target for each of the net sales and EBITDA growth targets as set forth in the applicable LTIP award. No LTIP payment would be due if the Threshold is not reached at completion of the three-year performance period.

(3)MIP awards vested immediately at December 31, 2023; time-based LTIP awards, to the extent earned, vest in three equal annual installments in 2023, 2024 and 2025, and performance-based LTIP awards, to the extent earned, would be paid in the year following the applicable performance period (for the 2023 LTIP awards, in 2026), except as set forth below under “Potential Post-Employment Payments”.

Pension Benefits

The Company has a qualified defined benefit pension plan covering all eligible employees who were hired or last rehired before July 1, 2015, except for certain employees covered by specified collective bargaining agreements). Benefits provided in the Pension Table reflect plan provisions in effect through December 31, 2023. Effective July 1, 2015, the Company updated its defined benefit pension plan to eliminate eligibility for employees hired or last rehired on or after July 1, 2015.

Effective January 1, 2010, the Company updated its defined benefit pension plan, which affects the benefits earned by its current employees, including the named executive officers, as well as employees hired after January 1, 2010 but before July 1, 2015. The updates include an adjusted benefit formula that uses a larger percentage of pay to calculate annual pension benefits for years of service through December 31, 2009 and an updated interest rate for converting lump sum payments to annuities and vice versa. Other updates include three-year vesting, regardless of age, and a benefit transition provision. This transition provision applies to employees, including the named executive officers, who earned a benefit before January 1, 2010 and did not retire or terminate employment with the Company until on or after January 1, 2010. The transition provision provides that these employees will receive the better of benefits earned under the plan provisions in effect prior to 2010 or under the January 1, 2010 updated plan for the period through December 31, 2012. Under the updated plan, pension benefits earned after January 1, 2010 are based on a pension equity credit formula, as follows:

Years of Service	Credits Per Year	Years of Service	Credits Per Year
1-5	5%	16-20	8%
6-10	6%	21-25	9%
11-15	7%	26+	10%

An employee’s Final Average Annual Eligible Pay is multiplied by the aggregate number of credits (expressed as a percentage) to determine the lump sum payment, which may then be converted into an annuity based upon IRS tables.

A participant also receives an additional two percent credit annually for any portion of pay that is above the Social Security Taxable Wage Base.

Employees become fully vested after three years of service, regardless of age, and eligible employees may retire and begin receiving full pensions at the age of 65, at age 55 with 20 years or more of service, or at any age with 30 years of service under the plan. Employees may also receive early retirement benefits at age 50 with 25 years of service; however, benefits earned prior to January 1, 2010 will include an early retirement reduction.

Prior to the updates, the annual benefit formula for the pension plans (qualified and nonqualified) was defined as the greater of (a) or (b), less (c), where:

(a)is 1% of the Final Average Annual Eligible Pay (as defined below) multiplied by years of Company service;

and

(b)is $18 per month multiplied by years of Company service, up to a maximum of 30 years of such service;

(c)is 1% of the participant’s annual social security amount multiplied by years of Company service, up to a maximum of 33-1/3% of such annual social security amount.

The plan updates increased the (a) benefit component to 1.1% from 1.0% and changed the basis for determining lump sums from a Pension Benefit Guaranty Corporation-based rate to the IRS standard maximum interest rates.

While the formula under the updated plan for executives is the same as for all employees, compensation under the qualified plan is limited by the IRC and does not include amounts deferred under a deferred compensation agreement. Therefore, to the extent that an employee’s or a named executive officer’s annual pension benefit exceeds the limitations imposed by Sections 401(a)(17) and 415 of the IRC, such excess benefits will be paid as a supplemental benefit under the Company’s nonqualified supplemental plan. Therefore, to the extent that an employee’s or a named executive officer’s company match benefit, in the case of employees hired or last rehired on or after July 1, 2015 (with specified exceptions) under the plan exceeds the limitations imposed by Sections 401(a)(17) and 415 of the IRC, such excess benefits will be paid as a supplemental benefit under the Company’s nonqualified supplemental plan. Nonqualified benefits either are paid in a lump sum or in ten annual installments (in the case of employees hired or last rehired prior to July 1, 2015), or in five annual installments in the case of employees hired on or after July 1, 2015, in each case beginning the January following termination or retirement, depending on the age of the participant at termination or retirement.

Pension Benefits Table

The following table sets forth, for our named executive officers, information regarding the present value of the accumulated benefits under our qualified defined benefit pension plan and the nonqualified supplemental plan. All of our named executive officers except for Mr. DeSousa, who was last rehired after July 1, 2015, were eligible to participate in these plans. No payments were made to any named executive officer under those plans during 2023.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)
K. M. Mazzarella	Qualified Plan	44.0	1,460,964
	Nonqualified Plan	44.0	13,415,681
D. M. Meyer	Qualified Plan	8.8	140,534
	Nonqualified Plan	8.8	115,700
D. E. DeSousa	N/A	—	—
	N/A	—	—
M. W. Geekie	Qualified Plan	15.9	358,587
	Nonqualified Plan	15.9	737,881
D. G. Maxwell	Qualified Plan	37.0	1,179,557
	Nonqualified Plan	37.0	1,961,204

Assumptions. The change in pension values provided in the Summary Compensation Table and the present value of accumulated benefits provided in the Pension Benefits Table are based on the following assumptions:

•Accrued benefits for each named executive officer are calculated based on service and compensation through December 31, 2023.

•If the named executive officer was not yet eligible for an unreduced early retirement benefit as of the year- end reporting date as stated in each row of the Summary Compensation Table, it is assumed that the participant will remain employed until the date when he or she is first eligible for an unreduced early retirement benefit, and then terminate with the benefit paid immediately. As of December 31, 2023, Ms. Mazzarella and Mr. Maxwell were eligible for unreduced early retirement benefits under both the qualified and nonqualified plan.

•Consistent with the respective valuations, participants are assumed to select the lump sum optional form of payment 80% of the time and the life annuity optional form of payment 20% of the time for the qualified benefit and the lump sum optional form of payment is assumed 100% of the time for the nonqualified benefit.

•The lump sum optional form of payment is based on a combination of the Pension Benefit Guaranty Corporation (PBGC) lump sum interest rate for private sector payments, the IRS prescribed lump sum interest rates and the mortality assumptions prescribed by Section 417(e) of the IRC projected to future commencement dates with modified Scale MP-2021. The IRS lump sum segment interest rates were assumed to be equivalent to 5.75% as of December 31, 2023 and were assumed to increase to a normative level equivalent to 6.50% over 14 years. The PBGC lump sum interest rates are estimated using Appendix C from the PBGC’s Final Rule assuming the IRS lump sum segment interest rate assumptions as a proxy for the 12-year spot rate.

•The present value of the life annuity is based on the discount rate and mortality used for financial reporting purposes (5.17% and Pri-2012 Non-disabled Annuitant table projected with Scale MP-2021). There is no adjustment made for pre-retirement decrements.

•As required for the named executive officers who are not eligible for an unreduced early benefit on the year- end reporting date as stated in each row of the Summary Compensation Table, pension benefits have been calculated with salary and service through the year-end reporting date as stated in each row of the Summary

Compensation Table but have been assumed not to be payable until the date when they are first eligible for an unreduced benefit. Therefore, the lump sum or life annuity payable at the participant’s earliest unreduced payment commencement date has been discounted to the reporting date using the discount rate used for financial reporting purposes, which was 5.17% for December 31, 2023. There is no adjustment made for pre-retirement decrements.

Nonqualified Deferred Compensation

As discussed in the Compensation Discussion and Analysis, certain executives, including named executive officers, may voluntarily defer 2% to 50% of 2023 base salary and/or 2% to 100% of 2023 incentive payments pursuant to their individual deferred compensation agreements. The Company does not fund these voluntary employee contributions. In addition, the deferred compensation accounts include Company contributions that would have been paid to the qualified profit sharing and savings plan except for the annual limitations imposed by the IRC.

For executives who were hired or last rehired on or after July 1, 2015 (of which there were eight in 2023), the deferred compensation accounts will include Company contributions that would have been paid under the Company match benefit, except for the annual limitations imposed by the IRC. In the case of such employees where the amounts that would be matched under the plan exceeds the limitations imposed by Sections 401(a)(17) and 415 of the IRC, such excess benefits will be paid as a supplemental benefit under the Company’s nonqualified, unfunded, supplemental plan.

At the end of each calendar quarter, deferred compensation accounts are credited with interest based on the average crediting rate for the prior calendar quarter under the stable value fund investment alternative of the Company’s profit sharing and savings plan. Nonqualified deferred compensation payments are either paid in a lump sum or in ten annual installments (in the case of employees hired or last rehired prior to July 1, 2015), or in five annual installments in the case of employees hired or last rehired on or after July 1, 2015, in each case beginning the January following termination or retirement based on the age of the participant at termination or retirement.

The following table provides information with respect to the nonqualified deferred compensation accounts for each of the named executive officers. No withdrawals or distributions were paid to any of the named executive officers during 2023.

	(1)	(2)	(3)		(4)
Name	Executive Contributions in Last Fiscal Year ($) (1)	Registrant Contributions in Last Fiscal Year ($) (2)	Aggregate Earnings in Last Fiscal Year ($) (3)	Aggregate withdrawals/distributions ($)	Aggregate Balance at Last Fiscal Year End ($) (4)
K. M. Mazzarella	—	—	41,394		1,623,617
D. M. Meyer	—	—	—		—
D. E. DeSousa	—	—	—		—
M. W. Geekie	—	72,717	20,094		885,905
D. G. Maxwell	—	—	13,702		537,443

(1)Amounts of 2023 base salary and/or MIP incentive payment elected by executive to be deferred in 2023. These amounts are included as “Salary” and “Non-Equity Incentive Plan Compensation”, as applicable, for the appropriate year in the Summary Compensation Table. See notes 1 and 2 to the Summary Compensation Table.

(2)The portion of Company profit sharing contributions exceeding the limits imposed with respect to the qualified plan that were credited to deferred compensation accounts for 2023 for an executive electing to defer base salary and/ or MIP incentive payments earned during 2023.

(3)Includes interest earned in 2023 on nonqualified deferred compensation account balances. Interest was paid at the average crediting rate for the prior calendar quarter under the stable value fund of the Company’s profit sharing and savings plan and consequently does not represent an above-market return.

(4)These balances, as of December 31, 2023, include interest, deferred salary and incentive payments and deferred profit-sharing contributions accrued and reported in 2023 and in prior years, including amounts earned in 2023 but paid in 2024. For prior years, all amounts contributed by a named executive officer and by the Company in such years have been reported in the Summary Compensation Table in our previously filed Information Statements in the year earned to the extent the executive was named in such Information Statements and the amounts were required to be reported in such tables. For fiscal 2022 and 2021, respectively, the following aggregate amounts of executive and Company contributions were included in the Summary Compensation Table: Mr. Geekie – $129,467 and $92,333.

All Other Compensation

The table below itemizes the value of All Other Compensation received by the named executive officers for 2023 as shown in the Summary Compensation Table.

Name	Perquisites and Other Personal Benefits ($) (1)	Registrant Contributions to Defined Contribution Plans ($) (2)	Tax Reimbursements ($) (3)	Fees Earned or Paid in Cash ($) (4)
K. M. Mazzarella	145,775	366,908	94,851	1,200
D. M. Meyer	75,715	74,180	24,255	1,200
D. E. DeSousa	17,905	104,325	229	1,200
M. W. Geekie	24,710	105,717	—	1,200
D. G. Maxwell	70,832	92,528	32,903	1,200

(1)Amounts paid by the Company for dues for memberships in social clubs and country clubs, individual performance recognition events for employees ($71,431, $55,187 and $51,707 for Ms. Mazzarella and Messrs. Meyer and Maxwell, respectively), occasional spousal travel, individual disability insurance, financial planning services and executive physical examination program expense, each as described in “Compensation Discussion and Analysis – Executive Compensation Elements.”

(2)Total qualified and nonqualified Company contributions made under our profit sharing and savings and supplement benefit plans, respectively, on April 1, 2024 for 2023.

(3)Amounts for taxes reimbursed for individual performance recognition events for employees, spousal travel, financial planning services and executive physical examination program services, including related “gross-up” amounts.

(4)Annual director’s fees.

Potential Post-Employment Payments.

At December 31, 2023, each named executive officer participated in the same benefit plans with the same options available to him or her as all employees of the Company upon voluntary or involuntary termination (with or without cause), early or normal retirement, disability or death, except as described below.

Payments Made Upon Voluntary Termination, Retirement or Disability. In the case of a voluntary termination, retirement or disability in 2023, named executive officers were entitled to receive all compensation and benefits earned, accrued and vested during their term of employment, plus, in the case of retirement or disability, a pro rated amount based on number of days served during the performance period payable under outstanding LTIP awards paid at such time as such awards would otherwise pay.

In the event of a disability greater than 180 days, a named executive officer was eligible to receive a long term disability benefit in accordance with an established Individual Disability Income (IDI) insurance policy purchased by the Company. The IDI policy provides a monthly benefit of approximately 60% of the executive’s total pay, less the Company’s group long term disability coverage that applies to all eligible employees. The IDI policy provides an additional monthly benefit of up to a maximum of $15,000. The IDI policy includes an additional catastrophic benefit provision that would increase the total disability benefit to approximately 100% of total pay, maximum $8,000 additional, should the disability meet the extended terms of the policy.

Payments Made Upon Involuntary Termination (with or without cause). At December 31, 2023, if a named executive officer were terminated without cause (layoff), compensation and benefits paid would be the same as for a voluntary termination, retirement or disability, except that an additional severance payment would be made in a single lump sum payment equal to one week of base pay for each year of completed service and except as described above. Assuming a termination was effective for reason of layoff as of December 31, 2023 and further assuming no change in control, the severance amount that would have been payable to each of the named executive officers would have been: K. M. Mazzarella – $1,157,692; D. M. Meyer – $61,538; D. E. DeSousa – $336,538; M. W. Geekie– $137,902; and D. G. Maxwell – $305,250.

If a named executive officer were terminated with cause, all earned, accrued and vested compensation and benefits would be paid with the exception of earned floating holiday compensation.

Payments Made Upon Death. In the event of the death of an employee, including a named executive officer, the same compensation and benefits would be paid as for a voluntary termination, retirement or disability.

In addition, available death benefits for each of the named executive officers at December 31, 2023 were as follows:

•$250,000 under the Company’s basic life insurance plan;

•$250,000 under the Company’s basic life accidental death and dismemberment insurance plan, if applicable; and

•$500,000 under the Company’s business travel insurance plan, if applicable.

Payments Made Upon a Change of Control. Termination upon a change of control or for good reason within 60 days following a change of control would be treated the same as any other termination, except that the performance-based portion of an LTIP award would pay at Target within 90 days of the change of control. See “Grants of Plan-Based Awards”. In addition, any deferred compensation benefits and supplemental benefits (including interest to the date of payment) under the Company’s amended and restated supplemental benefit plan will be payable in a lump sum promptly following the change of control.

Pay Ratio

As permitted by SEC rules, in collaboration with an independent, external consultant, we used the following methodology to identify and select our median employee for the three fiscal years ending December 31, 2023. We used 2023 Box 1 W-2  taxable income amounts for all individuals, excluding our CEO, who were employed by us, whether on a full-time, part-time, or seasonal basis, as of December 31, 2023 (as determined by our payroll records and those of our operating subsidiaries). As permitted by SEC rules, we annualized compensation for 2023 new hires who were regular employees. As permitted by SEC rules, we omitted approximately 501 employees who became our employees as a result of our 2023 acquisitions of Process Distribution Group and Shepherd Electric Company, LLC. We believe these adjustments were consistent and appropriate. We did not apply any cost-of-living adjustment as part of this methodology. We believe this consistently applied compensation measure used to identify the median employee is a reasonable estimate.

From the resulting data, we preliminarily determined the median employee. After reviewing the person's circumstances and confirming the absence of material anomalies, we concluded that this person was, in fact suitable to serve as our median employee.

The total annual compensation of the individual identified through the methodology described in the preceding paragraph, representing the median annual total compensation of all employees, other than the principal executive officer, of the Company and its subsidiaries was $73,542 for the year ended December 31, 2023. The total annual compensation of our principal executive officer was $11,266,308. Based on the foregoing, we believe a reasonable estimate of the ratio of the total compensation of our principal executive officer to that of our median employee (as identified, and as calculated in a manner consistent with the SEC rules) was 153 to 1.

PAY VERSUS PERFORMANCE

					Value of initial fixed $100 investment based on:
Year	Summary compensation table total for PEO(1)	Compensation actually paid to PEO(1)(2)	Average summary compensation table total for non-PEO named executive officers	Average compensation actually paid to non-PEO named executive officers(7)	Total shareholder return(8)	Peer group total shareholder return(8)	Net income ($ in millions)	Company-Selected Measure (EBITDA) ($ in millions)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2023	11,266,308	9,981,828	2,128,866(3)	2,013,515(3)	262	144	464	698
2022	5,216,156	5,469,741	1,113,786(4)	1,158,736(4)	201	118	454	664
2021	4,788,614	4,291,251	1,342,229(5)	1,218,966(5)	166	145	263	401
2020	4,896,312	2,914,446	1,294,503(6)	914,576(6)	127	121	122	222

(1)Ms. Mazzarella was PEO for all four years covered in the table.

(2)The dollar amounts reported in column (c) represent the amount of “compensation actually paid” to Ms. Mazzarella, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Ms. Mazzarella during the applicable year.

(3)Consisted of Messrs. Meyer, DeSousa, Geekie and Maxwell.

(4)Consisted of Messrs. Clifford (partial year), Meyer (partial year), DeSousa, Geekie and Mansfield.

(5)Consisted of Messrs. Clifford, DeSousa, Geekie and Mansfield.

(6)Consisted of Ms. Propst, and Messrs. Clifford, Geekie and Harwood.

(7)The dollar amounts reported in column (e) represent the average amount of “compensation actually paid” to the other named executive officers, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to the other named executive officers during the applicable year.

(8)The total shareholder return and peer group (Dow Jones U.S. Electrical Components & Equipment Total Market Index) total shareholder return are calculated in accordance with Item 201(e) of Regulation S-K (including assumed reinvestment of dividends) in the same manner as presented in our annual report to shareholders. 2022 total shareholder return reflects the declaration of a 15% stock dividend, issued in 2023. As required by this methodology, 2023 total shareholder return does not reflect the declaration of a 20% stock dividend, issued in 2024.

Change in Pension Value & Nonqualified Deferred Compensation Earnings were subtracted from the total compensation as presented in the Summary Compensation Table, and Service Cost was added to the result to calculate compensation actually paid for 2023, as follows:

Year	Summary Compensation Table total for PEO ($)	[less]	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($)	[plus]	Service Cost ($)	Compensation Actually Paid ($)
2023	11,266,308		1,549,896		265,416	9,981,828

Year	Average Summary Compensation Table total for Other NEOs ($)	[less]	Average Change in Pension Value & Nonqualified Deferred Compensation Earnings ($)	[plus]	Average Service Cost ($)	Average Compensation Actually Paid ($)
2023	2,128,866		155,541		40,190	2,013,515

Service cost is defined and calculated as the actuarial present value of each named executive officer’s benefit under all defined benefit plans attributable to services rendered during the covered fiscal year, using the same methodology as we use for our financial statements under US GAAP. While all four of the other NEOs are included in the averages above, only three of the four experienced a change in pension value or service cost.

Relationship between pay and performance

Our “total shareholder return,” as set forth in the above table, during the three-year period ended December 31, 2023 increased by 106%, compared to (a) an increase in “compensation actually paid” to our CEO from $2,914,446 in 2020 to $9,981,828 in 2023 and (b) an increase in average “compensation actually paid” to our non-CEO NEOs from $914,576 in 2020 to $2,013,515 in 2023. Our peer index “total shareholder return” increased by 18% over this same period. Our net income and EBITDA during the three-year period ended December 31, 2023 increased by 280% and 214%, respectively, compared to the previously mentioned changes in “compensation actually paid” to our CEO and non-CEO NEOs.

Tabular List of Financial Performance Measures for 2023

•EBITDA Growth

•Net Sales Growth

•Net Profit compared to budget

•Gross Margin compared to budget

•Net Sales compared to budget

Director Compensation

Directors are paid a meeting fee of $300 for each of the four regular Board meetings attended.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP audited the financial statements of the Company and its subsidiaries in 2023 and will be considered for reappointment by the Board of Directors in June 2024. Ernst & Young LLP has advised the Company that neither the firm nor any of its members or associates has any direct financial interest or any material indirect financial interest in the Company or any of its affiliates other than as accountants. No representative of Ernst & Young LLP is expected to attend the Annual Meeting of Shareholders.

The fees billed to the Company by Ernst & Young LLP with respect to the years 2023 and 2022 were as follows:

	2023	2022
Audit Fees	$1,276,000	$965,269
Audit-Related Fees	$14,000	$14,000
Tax Fees	$270,636	$222,671

Audit Fees include amounts billed for the audit of the Company’s annual consolidated financial statements, the timely review of the financial statements included in the Forms 10-Q filed by the Company during each year, general consultations on accounting and disclosure matters, and international statutory audits. Audit-Related Fees include advisory services related to the management report on internal controls, and other audit-related services.

Tax Fees include services rendered for tax compliance, tax advice, and tax planning. It is expected that Ernst & Young LLP will provide similar non-audit services during the year 2024. In connection with its review and evaluation of non-audit services, the Audit Committee has considered and concluded that the provision of the non-audit services is compatible with maintaining the independence of Ernst & Young LLP.

The Audit Committee has established procedures for the pre-approval of all audit and non-audit services to be performed by the independent auditor retained to audit the Company’s financial statements. Under these procedures, types of services and an estimated range of fees are established and pre-approved annually. Invoices for pre-approved services that are within the pre-approved range may be paid by the Senior Vice President and Chief Financial Officer or the Controller. If the fees for any type of service are expected to exceed the pre-approved limit, a request must be submitted to the Audit Committee Chair. Services other than those included in the annual pre-approval must be considered and authorized in advance by the Audit Committee on an engagement-by-engagement basis.

MISCELLANEOUS

Effective December 1, 2023, the Company renewed the insurance covering its directors and officers, along with insurance covering the fiduciary liability of certain other employees, for claims made against them as a result of their employment with the Company.  The directors and officers liability coverage is provided by National Union (a member of the AIG Group), Chubb, Beazley, AmTrust, Markel and Berkley, and the fiduciary liability coverage is provided by Odyssey/Hudson, Chubb and AIG.  The total annual premium for these coverages, though November 30, 2024, is $458,718.

Owners of common stock and Voting Trust Interests may communicate directly with the Board of Directors by mail at Graybar Board of Directors, 34 North Meramec Avenue, Clayton, Missouri 63105. All such communications will be received directly by the Chairman of the Board and the Senior Vice President, Secretary and General Counsel and may be reviewed with such other directors as they deem appropriate.

The management of the Company knows of no other matters to be brought before the meeting.

By Order of the Board of Directors,

MATTHEW W. GEEKIE

Secretary

April 29, 2024

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the year 2023 will be made available without charge upon written request addressed to the Secretary of the Company at its principal executive offices at 34 North Meramec Avenue, St. Louis, MO 63105 or by calling 314-573-9200. A copy is also accessible at https://www.graybar.com/legal under “SEC Filings”. Additionally, the SEC maintains an internet site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.